EXHIBIT 99.1

Allegiance Bancshares, Inc. Reports First Quarter 2016 Results

  Core loans, excluding mortgage warehouse loans and loans held for sale, increased 18.7% year over year and 2.3% for the first quarter 2016

  Strong asset quality as evidenced by annualized net charge-offs of 0.01% and a nonperforming assets to total assets ratio of 0.38% for the first quarter 2016

  Completed the sale of two Central Texas branch locations and recorded an after tax gain of $1.3 million during the first quarter 2016

HOUSTON, April 26, 2016 (GLOBE NEWSWIRE) -- Allegiance Bancshares, Inc. (NASDAQ:ABTX), the holding company of Allegiance Bank (collectively, “Allegiance”), reported net income attributable to common stockholders of $6.4 million in the first quarter 2016, a 90.0% increase over the prior year period and a 50.9% increase compared to the fourth quarter 2015. Net income per diluted common share increased 48.5% to $0.49 compared to net income per diluted common share of $0.33 for both the first quarter 2015 and the fourth quarter 2015. This increase was primarily due to the sale of two Central Texas branch locations during the first quarter 2016 resulting in an after tax gain of $1.3 million.  Excluding the gain on the sale of the branch locations, net income attributable to common stockholders would have been $5.0 million and net income per diluted common share would have been $0.39 for the first quarter 2016.

Commenting on the quarter, George Martinez, Allegiance’s Chairman and Chief Executive Officer, said, “Allegiance bank recorded another quarter of profitable growth. Loan volume and profitability reached all-time highs and liquidity and capital levels remained very strong. We continue to be pleased with our consistently strong earnings capability and solid credit quality.  Specifically, our growth in core loans enables us to maintain our confidence in the future prospects of the Bank, including our efforts to expand our market position primarily through organic growth. Most importantly, through our super-community banking strategy, we continued to serve our customers and fulfill our mission to deliver dependable credit and financial services to medium-sized business customers across Houston.”

“During the first quarter, we completed the sale of two Central Texas branch locations.  The branch locations were acquired in the F&M Bancshares, Inc. transaction on January 1, 2015.  Our decision to divest these branches was driven by our strategic plan to concentrate on the growing and significant market in greater Houston,” continued Martinez.

First Quarter 2016 Results

First quarter 2016 annualized returns on average assets, average common equity and average tangible common equity were 1.19%, 9.70% and 11.67%, respectively. Excluding the gain on the sale of the two Central Texas branch locations, the annualized returns on average assets, average common equity and average tangible common equity for the first quarter 2016 would have been 0.94%, 7.67% and 9.22%, respectively.  Annualized returns on average assets, average common equity and average tangible common equity for the fourth quarter 2015 were 0.81%, 6.71% and 8.19%, respectively.

Allegiance’s efficiency ratio in the first quarter 2016 decreased to 63.80% from 69.19% in the first quarter 2015, and increased from 62.40% in the fourth quarter 2015 due primarily to seasonal payroll increases and expenses.

Net interest income before provision for loan losses in the first quarter 2016 increased $2.3 million, or 12.3%, from $18.8 million for the same period in 2015, primarily due to a 20.1% increase in average interest-earning assets as a result of the organic growth within the loan portfolio. Net interest income before provision for loan losses decreased slightly to $21.1 million, compared to $21.3 million in the fourth quarter 2015, primarily due to reduced income during the quarter as a result of loans sold in the sale of the two Central Texas branch locations. The net interest margin on a tax equivalent basis decreased 27 basis points to 4.45% for the first quarter 2016 from 4.72% for the first quarter 2015, and decreased 15 basis points from 4.60% for the fourth quarter 2015. Excluding the impact of acquisition accounting adjustments, the net interest margin in the first quarter 2016 would have been 4.35%, compared to 4.38% and 4.47% in the first quarter 2015 and fourth quarter 2015, respectively.

Noninterest income in the first quarter 2016 was $3.3 million, an increase of $2.4 million, or 281.5%, when compared to $866 thousand in the first quarter 2015 and an increase of $2.3 million, or 237.8%, when compared to $978 thousand in the fourth quarter 2015. These increases were primarily due to the gain on the sale of two Central Texas branch locations completed during the first quarter of 2016.

Noninterest expense in the first quarter 2016 increased $667 thousand, or 4.9%, to $14.3 million from $13.6 million in the first quarter 2015, and increased $357 thousand, or 2.6%, from $13.9 million in the fourth quarter 2015. These increases were primarily due to additional salaries and benefits related to the hiring of several key income-producing employees during 2015.

Financial Condition

Total loans at March 31, 2016 increased $272.7 million, or 18.9%, to $1.72 billion compared to $1.44 billion at March 31, 2015 and increased $36.4 million, or 2.2%, compared to $1.68 billion at December 31, 2015.  These increases were due to strong organic loan growth within Allegiance’s loan portfolio. First quarter 2016 core loans, excluding the mortgage warehouse portfolio and loans held for sale, increased $256.9 million, or 18.7%, to $1.63 billion from $1.37 billion in the first quarter 2015 and increased $37.2 million, or 2.3%, from $1.59 billion in the fourth quarter 2015.

Deposits at March 31, 2016 increased $198.9 million, or 12.1%, to $1.84 billion compared to $1.64 billion at March 31, 2015 and increased $83.5 million, or 4.7%, compared to $1.76 billion at December 31, 2015.

Asset Quality

Nonperforming assets totaled $8.5 million, or 0.38% of total assets, at March 31, 2016, compared to $6.9 million, or 0.36% of total assets, at March 31, 2015, and $6.2 million, or 0.30% of total assets, at December 31, 2015. The allowance for loan losses was 0.80% of total loans at March 31, 2016, 0.62% of total loans at March 31, 2015, and 0.78% of total loans at December 31, 2015.

The provision for loan losses in the first quarter 2016 was $710 thousand, or 0.17% (annualized) of average loans, compared to $683 thousand, or 0.20% (annualized) of average loans, in the first quarter 2015, and $2.2 million, or 0.53% (annualized) of average loans, in the fourth quarter 2015.

First quarter 2016 net charge offs were $51 thousand, or 0.01% (annualized) of average loans, compared to $265 thousand, or 0.06% (annualized) of average loans, in the fourth quarter 2015.

GAAP Reconciliation of Non-GAAP Financial Measures

Allegiance’s management uses certain non-GAAP financial measures to evaluate its performance. Specifically, Allegiance reviews tangible book value per common share, return on average tangible common equity and the ratio of tangible common equity to tangible assets. Please refer to the GAAP Reconciliation and Management’s Explanation of non-GAAP Financial Measures on page 10 of this Earnings Release for a reconciliation of these non-GAAP financial measures.

Conference Call

As previously announced, Allegiance’s management team will host a conference call on Tuesday, April 26, 2016 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its first quarter 2016 results. Individuals and investment professionals may participate in the call by dialing (877) 279-2520. The conference ID number is 93166802.  Alternatively, a simultaneous webcast may be accessed via the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Upcoming Events.

Allegiance Bancshares, Inc.

Allegiance Bancshares, Inc. is a $2.21 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to Houston metropolitan area-based small to medium-sized businesses and individual customers. Allegiance’s unique super-community banking strategy was designed to foster strong customer relationships while benefitting from a platform and scale that is competitive with larger local and regional banks.  Allegiance Bank operates 16 full-service banking locations in the Houston metropolitan area. Visit www.allegiancebank.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or  that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; continue to sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. These and various other risk factors are discussed in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings.  Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Allegiance undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	2016	2015
	March 31	December 31	September 30	June 30	March 31

	(Dollars in thousands)

Cash and cash equivalents	$183,290	$148,431	$144,590	$138,685	$252,558
Available for sale securities	215,401	165,097	154,546	151,662	96,910

Total Loans (including loans held for sale)	1,717,448	1,681,052	1,616,416	1,561,657	1,444,732
Allowance for loan losses	(13,757)	(13,098)	(11,204)	(10,312)	(8,940)
Loans, net	1,703,691	1,667,954	1,605,212	1,551,345	1,435,792

Goodwill	39,389	39,389	39,389	39,389	39,389
Core deposit intangibles, net	4,641	5,230	5,437	5,645	5,852
Premises and equipment, net	18,121	18,471	18,838	18,887	18,510
Other real estate owned	1,397	-	-	-	-
Bank owned life insurance	21,377	21,211	21,040	20,872	20,699
Other assets	23,400	18,796	23,298	18,671	15,176
Total assets	$2,210,707	$2,084,579	$2,012,350	$1,945,156	$1,884,886

Noninterest-bearing deposits	$684,245	$620,320	$560,773	$556,502	$554,624
Interest-bearing deposits	1,158,409	1,138,813	1,095,775	1,068,822	1,089,095
Total deposits	1,842,654	1,759,133	1,656,548	1,625,324	1,643,719

Short-term borrowings	85,000	50,000	115,000	75,000	-
Other borrowed funds	569	569	28,069	28,069	28,069
Subordinated debentures	9,115	9,089	9,062	9,032	8,953
Other liabilities	7,076	7,298	7,628	5,901	5,121
Total liabilities	1,944,414	1,826,089	1,816,307	1,743,326	1,685,862
Preferred equity	-	-	-	11,550	11,550
Common equity	266,293	258,490	196,043	190,280	187,474
Stockholders' equity	266,293	258,490	196,043	201,830	199,024
Total liabilities and equity	$2,210,707	$2,084,579	$2,012,350	$1,945,156	$1,884,886

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	2016	2015
	March 31	December 31	September 30	June 30	March 31

	(Dollars in thousands)

INTEREST INCOME:
Loans, including fees	$22,228	$22,431	$21,627	$21,079	$20,306
Securities	1,081	989	975	721	439
Deposits in other financial institutions	142	72	43	50	74
Total interest income	23,451	23,492	22,645	21,850	20,819

INTEREST EXPENSE:
Demand, money market and savings deposits	544	555	508	482	456
Certificates and other time deposits	1,560	1,494	1,324	1,254	1,200
Short-term borrowings	139	33	47	2	-
Subordinated debt	117	139	114	162	163
Other borrowed funds	7	16	245	216	230
Total interest expense	2,367	2,237	2,238	2,116	2,049
NET INTEREST INCOME	21,084	21,255	20,407	19,734	18,770
Provision for loan losses	710	2,159	1,530	1,420	683
Net interest income after provision for loan losses	20,374	19,096	18,877	18,314	18,087

NONINTEREST INCOME:
Nonsufficient funds fees	163	191	179	168	165
Service charges on deposit accounts	145	166	163	176	175
Gain on sale of branch assets	2,050	-	-	-	-
Loss on sale of securities	-	(37)	-	-	-
Gain (loss) on sales of other real estate	-	-	1	-	(6)
Gain on sale of loans	-	-	235	-	-
Bank owned life insurance	166	171	167	174	92
Other	780	487	456	429	440
Total noninterest income	3,304	978	1,201	947	866

NONINTEREST EXPENSE:
Salaries and employee benefits	9,273	8,905	8,996	8,481	8,942
Net occupancy and equipment	1,232	1,179	1,289	1,274	1,084
Depreciation	417	424	414	409	367
Data processing and software amortization	653	750	841	827	626
Professional fees	534	451	343	397	480
Regulatory assessments and FDIC insurance	345	356	296	320	374
Core deposit intangibles amortization	199	208	207	207	208
Communications	280	298	300	358	334
Advertising	201	271	188	184	138
Other	1,119	1,054	1,027	965	1,033
Total noninterest expense	14,253	13,896	13,901	13,422	13,586
INCOME BEFORE INCOME TAXES	9,425	6,178	6,177	5,839	5,367
Provision for income taxes	3,070	1,966	1,957	1,956	1,896
NET INCOME	6,355	4,212	4,220	3,883	3,471
Preferred stock dividends	-	-	173	260	126
NET INCOME ATTRIBUTABLE TO COMMON
STOCKHOLDERS	$6,355	$4,212	$4,047	$3,623	$3,345

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	2016	2015
	March 31	December 31	September 30	June 30	March 31

	(Dollars and share amounts in thousands, except per share data)

Net income	$6,355	$4,212	$4,220	$3,883	$3,471

Net income attributable to common stockholders	$6,355	$4,212	$4,047	$3,623	$3,345

Earnings per common share, basic	$0.49	$0.34	$0.41	$0.37	$0.34
Earnings per common share, diluted	$0.49	$0.33	$0.40	$0.36	$0.33

Return on average assets (A)	1.19%	0.81%	0.85%	0.84%	0.77%
Return on average common equity (A)	9.70%	6.71%	8.27%	8.20%	7.56%
Return on average tangible common equity (A) (B)	11.67%	8.19%	10.77%	10.04%	9.62%
Tax equivalent net interest margin (C)	4.45%	4.60%	4.61%	4.79%	4.72%
Efficiency ratio(D)	63.80%	62.40%	65.04%	64.90%	69.19%

Liquidity and Capital Ratios
Equity to assets	12.05%	12.40%	9.74%	10.38%	10.56%
Common equity Tier 1 capital	11.69%	11.71%	8.61%	8.68%	8.98%
Tier 1 risk-based capital	12.17%	12.20%	9.12%	9.88%	10.25%
Total risk-based capital	12.89%	12.92%	9.75%	10.48%	10.80%
Tier 1 leverage capital	10.96%	11.02%	8.37%	9.34%	9.22%
Tangible common equity to tangible assets(B)	10.26%	10.48%	7.69%	7.64%	7.73%

Other Data
Weighted average shares:
Basic	12,840	12,390	9,823	9,825	9,823
Diluted	12,967	12,589	10,003	10,004	9,999
Period end shares outstanding	12,845	12,813	9,823	9,823	9,824
Book value per common share	$20.73	$20.17	$19.96	$19.37	$19.08
Tangible book value per common share(B)	$17.30	$16.69	$15.39	$14.79	$14.48

(A) Interim periods annualized.
(B) Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures on page 10 of this Earnings Release.
(C) Net interest margin represents net interest income divided by average interest-earning assets.
(D) Represents noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of branch assets, loans and securities. Additionally, taxes and provision for loan losses are not part of this calculation.

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$1,663,711	$22,228	5.37%	$1,631,068	$22,431	5.46%	$1,416,159	$20,306	5.82%
Securities	186,460	1,081	2.33%	161,245	989	2.43%	92,634	439	1.92%
Deposits in other financial institutions	91,824	142	0.62%	72,262	72	0.40%	108,331	74	0.28%
Total interest-earning assets	1,941,995	$23,451	4.86%	1,864,575	$23,492	5.00%	1,617,124	$20,819	5.22%
Allowance for loan losses	(13,487)			(11,598)			(8,492)
Noninterest-earning assets	226,946			222,624			225,894
Total assets	$2,155,454			$2,075,601			$1,834,526

Liabilities and Stockholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$95,506	$67	0.28%	$95,696	$43	0.18%	$106,490	$39	0.15%
Money market and savings deposits	433,139	477	0.44%	456,867	512	0.44%	405,497	417	0.42%
Certificates and other time deposits	614,216	1,560	1.02%	591,403	1,494	1.00%	549,289	1,200	0.89%
Short-term borrowings	126,374	139	0.44%	63,587	33	0.20%	-	-	0.00%
Subordinated debt	9,098	117	5.19%	9,072	139	6.06%	8,900	163	7.43%
Other borrowed funds	569	7	5.23%	5,053	16	1.24%	28,069	230	3.32%
Total interest-bearing liabilities	1,278,902	$2,367	0.74%	1,221,678	$2,237	0.73%	1,098,245	$2,049	0.76%

Noninterest-Bearing liabilities:
Noninterest-bearing demand deposits	605,969			596,854			531,492
Other liabilities	7,186			8,144			6,945
Total liabilities	1,892,057			1,826,676			1,636,682
Stockholders' equity	263,397			248,925			197,844
Total liabilities and stockholders' equity	$2,155,454			$2,075,601			$1,834,526

Net interest rate spread			4.12%			4.27%			4.46%

Net interest income and margin		$21,084	4.37%		$21,255	4.52%		$18,770	4.71%

Net interest income and margin (tax equivalent)		$21,483	4.45%		$21,623	4.60%		$18,839	4.72%

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	2016	2015
	March 31	December 31	September 30	June 30	March 31

	(Dollars in thousands)
Period-end Loan Portfolio:
Loans held for sale	$-	$27,887	$27,004	$25,629	$33,409

Commercial and industrial	372,056	383,044	367,341	346,703	325,598
Mortgage warehouse	86,157	59,071	65,928	81,255	36,912
Real Estate:
Commercial real estate (including multi-family residential)	770,252	745,595	710,857	678,979	640,391
Commercial real estate construction and land development	167,810	154,646	151,369	140,437	135,760
1-4 family residential (including home equity)	209,704	205,200	185,473	178,635	174,070
Residential construction	100,611	93,848	95,212	94,167	86,412
Consumer and other	10,858	11,761	13,232	15,852	12,180
Total loans	$1,717,448	$1,681,052	$1,616,416	$1,561,657	$1,444,732

Asset Quality:
Nonaccrual loans	$6,979	$6,035	$6,185	$5,722	$6,852
Accruing loans 90 or more
days past due	-	-	-	-	-
Total nonperforming loans	6,979	6,035	6,185	5,722	6,852
Other real estate	1,397	-	-	21	-
Other repossessed assets	131	131	131	491	-
Total nonperforming assets	$8,507	$6,166	$6,316	$6,234	$6,852

Net charge-offs (recoveries)	$51	$265	$638	$48	$(11)

Nonaccrual loans:
Loans held for sale	$-	$209	$498	$1,130	$782
Commercial and industrial	2,700	2,664	3,477	3,186	4,204
Mortgage warehouse	-	-	-	-	-
Real Estate:
Commercial real estate (including multi-family residential)	3,293	2,857	1,783	974	1,293
Commercial real estate construction and land development	-	-	-	-	246
1-4 family residential (including home equity)	934	239	341	343	296
Residential construction	-	-	-	-	-
Consumer and other	52	66	86	89	31
Total nonaccrual loans	$6,979	$6,035	$6,185	$5,722	$6,852

Asset Quality Ratios:
Nonperforming assets to total assets	0.38%	0.30%	0.31%	0.32%	0.36%
Nonperforming loans to total loans	0.41%	0.36%	0.38%	0.37%	0.47%
Allowance for loan losses to nonperforming loans	197.12%	217.03%	181.15%	180.22%	130.47%
Allowance for loan losses to total loans	0.80%	0.78%	0.69%	0.66%	0.62%
Net charge-offs to average loans (annualized)	0.01%	0.06%	0.16%	0.01%	0.00%

Allegiance Bancshares, Inc.
GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures
(Unaudited)

Allegiance’s management uses certain non−GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, Allegiance reviews tangible book value per common share, return on average tangible common equity and the ratio of tangible common equity to tangible assets for internal planning and forecasting purposes. Allegiance has included in this Earnings Release information relating to these non-GAAP financial measures for the applicable periods presented.  Allegiance believes these non-GAAP financial measures provide information useful to management and investors that is supplementary to our financial condition and results of operations computed in accordance with GAAP.  These non-GAAP measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Allegiance calculates the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

	Three Months Ended
	2016	2015
	March 31	December 31	September 30	June 30	March 31

	(Dollars and share amounts in thousands, except per share data)

Total Stockholders' equity	$266,293	$258,490	$196,043	$201,830	$199,024
Less: Goodwill and core deposit intangibles, net	44,030	44,619	44,826	45,034	45,241
Tangible stockholders’ equity	$222,263	$213,871	$151,217	$156,796	$153,783

Less: Preferred Stock	-	-	-	11,550	11,550
Tangible common stockholders’ equity	$222,263	$213,871	$151,217	$145,246	$142,233

Shares outstanding at end of period	12,845	12,813	9,823	9,823	9,824

Tangible book value per common share	$17.30	$16.69	$15.39	$14.79	$14.48

Net income attributable to common stockholders	$6,355	$4,212	$4,047	$3,623	$3,345

Average common stockholders equity	$263,397	$248,925	$194,045	$189,907	$186,294
Less: Average goodwill and core deposit intangibles, net	44,319	44,886	44,929	45,150	45,260
Average tangible common stockholders’ equity	$219,078	$204,039	$149,116	$144,757	$141,034

Return on average tangible common equity	11.67%	8.19%	10.77%	10.04%	9.62%

Total assets	$2,210,707	$2,084,579	$2,012,350	$1,945,156	$1,884,886
Less: Goodwill and core deposit intangibles, net	44,030	44,619	44,826	45,034	45,241
Tangible assets	$2,166,677	$2,039,960	$1,967,524	$1,900,122	$1,839,645

Tangible common equity to tangible assets	10.26%	10.48%	7.69%	7.64%	7.73%

Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway N.,
Suite 200 Houston, Texas 77040
ir@allegiancebank.com